Exhibit 99

For Immediate Release

August 14, 2026

PCS Edventures! Announces Results for

the First Quarter of Fiscal Year 2027

Meridian, Idaho, August 14, 2026 — PCS Edventures!, Inc. (“PCSV”), a leading provider of TK-12 Science, Technology, Engineering and Mathematics (“STEM”) education programs, today announced results of operations for its first quarter of fiscal year 2027, which ended on June 30, 2026.

First Quarter 2026 Overview:

●	Revenue decreased 28.2% to $1.74 million in the first quarter of fiscal year 2027 compared to the first quarter in the previous year.

●	Gross margin decreased 60 basis points to 62.8% in the first quarter of fiscal year 2026 compared to the first quarter in the previous year.

●	Net income before income tax provision was $0.10 million in the first quarter versus $0.60 million in the previous year same quarter.

●	Cash on hand decreased 1.0% to $2.65 million versus the balance at the beginning of the fiscal year.

●	During the quarter, 32,556 shares were repurchased on the open market with the intent of being canceled.

Mike Bledsoe, President, commented, “While we didn’t get the start to our fiscal year 2027 that we were hoping for, the visibility that we have still suggests that this fiscal year will be better than last fiscal year. I expect favorable year-over-year comparisons for at least the next two quarters.”

Mr. Bledsoe continued, “We have invested in our sales department and expect to continue to hire sales people as we build out and optimize that department. We expect to continue to gain traction on our recently released Career Pathways drone program. We also recently release our AI Innovators enrichment program, giving the market exactly what it has been asking for in terms of AI curriculum.”

For more information about PCS Edventures!, Inc., visit our website.

Company financial information and reports can be found at https://www.sec.gov

About PCS Edventures!, Inc.

PCS Edventures!, Inc. (“OTCPK: PCSV”) is a Meridian, Idaho, company that designs and delivers technology-rich products and services for the TK-12 market that develop 21st-century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering, and Math (“STEM”). https://edventures.com/.

Forward-Looking Statements.

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this Press Release. This Press Release should be considered in light of the disclosures contained in the filings of PCS and its “forward-looking statements” in such filings that are contained in the United States Securities and Exchange Commission (the “SEC”) Edgar Archives at https://www.sec.gov.

Contact.

Investor Contact: Michael Bledsoe 1.800.429.3110, mikeb@edventures.com

Investor Relations Web Site: https://investors.edventures.com/

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